Exhibit 5.1

December 23, 2013

NRG Energy, Inc.
211 Carnegie Center
Princeton, NJ 08540

Ladies and Gentlemen:

I refer to the Registration Statement on Form S-1 (No. 333-191797), as amended (the “Registration Statement”), of NRG Energy, Inc., a Delaware corporation (the “Company”), originally filed with the Securities and Exchange Commission on October 18, 2013, for the registration under the Securities Act of 1933, as amended, of 12,671,977 shares of common stock, par value $0.01 per share, of the Company (the “Shares”).  The Shares are to be issued in connection with the transactions contemplated by that certain Asset Purchase Agreement, dated as of October 18, 2013 (the “Asset Purchase Agreement”), by and among the Company, Edison Mission Energy, and NRG Energy Holdings Inc.

I have examined the Registration Statement and such records, certificates and documents as I have deemed necessary or appropriate for the purposes of this opinion.  In all such examinations, I have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to me as certified, conformed or photographic copies, and as to certificates of public officials, I have assumed the same to have been properly given and to be accurate.  As to matters of fact material to this opinion, I have relied upon statements and representations of representatives of the Company and of public officials.

Based on and subject to the foregoing, it is my opinion that:

1.             The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware; and

2.             The issuance of the Shares has been duly authorized and, when issued pursuant to the Asset Purchase Agreement, the Shares will be duly and validly issued, fully paid and non-assessable.

I hereby consent to filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption “Legal Matters” in the Registration Statement.

Very truly yours,

/s/ David R. Hill
David R. Hill
Executive Vice President and General Counsel